Exhibit 10.37

October 10, 2002

VIA HAND DELIVERY

Richard Stroman

Dear Rich:

Below you will find the addendum to your employment agreement as was approved by the Compensation Committee. This addendum is effective October 2, 2002, and will be placed in your personnel file and will supercede previous agreements only on the terms identified below:

Option Terms:	Should the Company terminate you without cause, the vesting schedule of all of your options will be accelerated to immediately vest an additional 6 (six) months. In this situation, vested options will remain exercisable for a period of 6 (six) months following the date of termination. In the event of change of control as defined below, options will automatically vest at 100%. In this situation, vested options will remain exercisable for a period of 12 (twelve) months following the date of termination. Please see the Plan for other terms and conditions.

Salary Continuance:	If the Company terminates you without cause, or you are terminated as a result of a change of control as defined below, you will receive a salary and prorated earned bonus (if any) continuation as severance for a period of 6 (six) months after termination. You must agree not to compete with the Company during the period of your salary continuance.

Change of Control:	For purposes of this Agreement, a “Change of Control” shall mean any of the following events:

(a)    An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any person” (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated the 1934 Act) of a majority of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (a) the Company or (b) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (2) the Company or any Subsidiary, or (3) any Person in connection with a “Non-Control Transaction (as hereinafter defined):

(b) Consummation of:

(1)    A merger, consolidation or reorganization involving the Company, unless persons who are stockholders of the Company immediately before such merger, consolidation or reorganization, directly or indirectly, beneficially owned at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such a merger or consolidation or reorganization (the “Surviving Corporation”).

A transaction described in this Section (b) (1) shall herein be referred to as a “Non-Control Transaction”‘

(2) A sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Rich, I’m excited about the future of this organization, and look forward to working with you to realize exceptional rewards of our successes.

Best regards,

/s/ David C. Warren
David C. Warren
Chief Executive Officer

Accepted:	/s/ Richard Stroman	Date: 10/29/02